                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                            (AMENDMENT NO. _______)(1)

                              ACTIVE SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     00504E100
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)




______________________________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 26881V100                13G                      Page 2 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB JAVA FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB JAVA") 77-0432307

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       6      SHARED VOTING POWER           2,047,441
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        7      SOLE DISPOSITIVE POWER                0
  REPORTING
 PERSON WITH                ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER      2,047,441

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,047,441
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*   / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              8.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 3 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB JAVA ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB JAVA ASSOCIATES") 77-0432306

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,047,441 shares are directly held by
                                       KPCB Java. KPCB Java Associates is the
  NUMBER OF                            general partner of KPCB Java.
   SHARES                   ---------- -----------------------------------------
BENEFICIALLY                    7      SOLE DISPOSITIVE POWER                0
  OWNED BY
    EACH                    ---------- -----------------------------------------
  REPORTING                     8      SHARED DISPOSITIVE POWER
 PERSON WITH                           2,047,441 shares are directly held by
                                       KPCB Java. KPCB Java Associates is the
                                       general partner of KPCB Java.

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,047,441
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              8.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 4 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,047,441 shares directly held by KPCB
                                       Java. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. KPCB
                                       Java Associates is the general partner of
  NUMBER OF                            KPCB Java.
   SHARES                   ---------- -----------------------------------------
BENEFICIALLY                    7      SOLE DISPOSITIVE POWER                0
  OWNED BY
    EACH                    ---------- -----------------------------------------
  REPORTING                     8      SHARED DISPOSITIVE POWER
 PERSON WITH                           2,047,441 shares directly held by KPCB
                                       Java. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,047,441
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              8.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 5 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK BYERS
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,971,836 shares of which 889,474 shares
                                       are directly held by Kleiner Perkins
                                       Caufield & Byers VII, a California
                                       limited partnership ("KPCB VII"), 34,921
                                       shares are directly held by KPCB
                                       Information Sciences Zaibatsu Fund II,
                                       L.P., a California limited partnership
                                       ("KPCB ZF II"), and 2,047,441 shares are
                                       directly held by KPCB Java. KPCB VII
                                       Associates is the general partner of KPCB
                                       VII and KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB Java
                                       Associates. Mr. Byers is a general
                                       partner of KPCB VII Associates and KPCB
                                       VIII Associates. KPCB Java Associates is
                                       the general partner of KPCB Java. Mr.
                                       Byers disclaims beneficial ownership of
                                       the shares held directly
                                       by KPCB VII, KPCB ZF II and KPCB Java.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            2,971,836 shares of which 889,474 shares
 PERSON WITH                           are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Byers is a general partner
                                       of KPCB VII Associates and KPCB VIII
                                       Associates. Mr. Byers disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,971,836
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             12.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





CUSIP NO. 26881V100                13G                      Page 6 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KEVIN COMPTON
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                 5,000
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,971,836 shares of which 889,474 shares
                                       are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Compton is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER            5,000
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            2,971,836 shares of which 889,474 shares
 PERSON WITH                           are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Compton is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,976,836
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             12.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 7 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                    -0-
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,971,836 shares of which 889,474 shares
                                       are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Doerr is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER               -0-
BENEFICIALLY                ---------- -----------------------------------------
  OWNED BY                      8      SHARED DISPOSITIVE POWER
    EACH                               2,971,836 shares of which 889,474 shares
  REPORTING                            are directly held by KPCB VII, 34,921
 PERSON WITH                           shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Doerr is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,971,836
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             12.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 8 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             WILLIAM R. HEARST III
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                    -0-
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,971,836 shares of which 889,474 shares
                                       are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Hearst is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER               -0-
BENEFICIALLY                ---------- -----------------------------------------
  OWNED BY                     8       SHARED DISPOSITIVE POWER
    EACH                               2,971,836 shares of which 889,474 shares
  REPORTING                            are directly held by KPCB VII, 34,921
 PERSON WITH                           shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Hearst is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,971,836
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             12.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 9 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                    -0-
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,971,836 shares of which 889,474 shares
                                       are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Khosla is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER               -0-
BENEFICIALLY                ---------- -----------------------------------------
  OWNED BY                     8       SHARED DISPOSITIVE POWER
    EACH                               2,971,836 shares of which 889,474 shares
  REPORTING                            are directly held by KPCB VII, 34,921
 PERSON WITH                           shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Khosla is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,971,836
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             12.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 10 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JACOB LACOB
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                    -0-
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,971,836 shares of which 889,474 shares
                                       are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Lacob is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Lacob disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER               -0-
BENEFICIALLY                ---------- -----------------------------------------
  OWNED BY                     8       SHARED DISPOSITIVE POWER
    EACH                               2,971,836 shares of which 889,474 shares
  REPORTING                            are directly held by KPCB VII, 34,921
 PERSON WITH                           shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       Lacob is a general partner of KPCB VII
                                       Associates and KPCB VIII Associates. KPCB
                                       Java Associates is the general partner of
                                       KPCB Java. Mr. Lacob disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,971,836
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             12.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 11 of 16 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS MACKENZIE
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                    -0-
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       2,971,836 shares of which 889,474 shares
                                       are directly held by KPCB VII, 34,921
                                       shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       MacKenzie is a general partner of KPCB
                                       VII Associates and KPCB VIII Associates.
                                       KPCB Java Associates is the general
                                       partner of KPCB Java. Mr. MacKenzie
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VII, KPCB
                                       ZF II and KPCB Java.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER               -0-
BENEFICIALLY                ---------- -----------------------------------------
  OWNED BY                     8       SHARED DISPOSITIVE POWER
    EACH                               2,971,836 shares of which 889,474 shares
  REPORTING                            are directly held by KPCB VII, 34,921
 PERSON WITH                           shares are directly held by KPCB ZF II,
                                       and 2,047,441 shares are directly held by
                                       KPCB Java. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. KPCB VIII Associates is the general
                                       partner of KPCB Java Associates. Mr.
                                       MacKenzie is a general partner of KPCB
                                       VII Associates and KPCB VIII Associates.
                                       KPCB Java Associates is the general
                                       partner of KPCB Java. Mr. MacKenzie
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VII, KPCB
                                       ZF II and KPCB Java.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,971,836
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             12.8%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 16 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Active Software, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     3333 Octavius
                     Santa Clara, CA 95054

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:
                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto.
                     KPCB VIII Associates is general partner of KPCB Java Associates. KPCB Java Associates is the general partner of KPCB Java.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     00504E

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB ZF II and KPCB Java, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Active Software, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                             Page 13 of 16 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:  /s/ Michael S. Curry        Signature:  /s/ Brook H. Byers
           ----------------------                 -----------------------------
           Michael S. Curry                        Brook H. Byers
           Attorney-in-Fact                        A General Partner


                                       KPCB Java FUND, L.P.,
                                       A CALIFORNIA LIMITED PARTNERSHIP



                                       By KPCB Java Associates, L.P., a
                                       California Limited Partnership, its
                                       General Partner

                                       By KPCB VIII Associates, L.P., a
                                       California Limited Partnership, its
                                       General Partner


                                       Signature: /s/ Brook H. Byers
                                                 ------------------------------
                                                   A General Partner

                                  EXHIBIT INDEX

                                                                                               FOUND ON SEQUENTIALLY
EXHIBIT                                                                                            NUMBERED PAGE
-------                                                                                        ---------------------

Exhibit A:  Agreement of Joint Filing                                                                   18

Exhibit B:  List of General Partners of KPCB VIII Associates                                            19


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of E.piphany, Inc., held by KPCB VIII Associates, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE


Signature:  /s/ Michael S. Curry        Signature: /s/ Brook H. Byers
           ----------------------                 -----------------------------
           Michael S. Curry                        Brook H. Byers
           Attorney-in-Fact                        A General Partner


                                       KPCB Java FUND, L.P.,
                                       A CALIFORNIA LIMITED PARTNERSHIP



                                       By KPCB Java Associates, L.P., a
                                       California Limited Partnership, its
                                       General Partner

                                       By KPCB VIII Associates, L.P., a
                                       California Limited Partnership, its
                                       General Partner


                                       Signature: /s/ Brook H. Byers
                                                 ------------------------------
                                                   A General Partner

                                    EXHIBIT B
                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.       (a) Brook H. Byers*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen

2.       (a) Kevin R. Compton*
         (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
         (c) United States Citizen

3.       (a) L. John Doerr*
         (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
         (c) United States Citizen

4.       (a) William R. Hearst III*
         (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
         (c) United States Citizen

5.       (a) Vinod Khosla*
         (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
         (c) United States Citizen

6.       (a) Joseph S. Lacob*
         (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
         (c) United States Citizen

7.       (a) Douglas J. Mackenzie*
         (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
         (c) United States Citizen

_____________________________

* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.